EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of June 30, 2006, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE INCORPORATED
MOL Corporation	Nevada, USA
Microsoft Global Finance	Ireland
Microsoft General Management Company	Nevada, USA
Microsoft Capital Group, L.P.	Nevada, USA
Microsoft Ireland Operations Limited	Ireland
Bagheera International Limited	British Virgin Islands
Microsoft Licensing, GP	Nevada, USA
Microsoft T-Holdings, Inc.	Nevada, USA
Round Island One	Ireland
GraceMac Corporation	Nevada, USA
Flat Island Company Limited	Ireland
Microsoft Manufacturing B.V.	Netherlands
Microsoft Operations Pte Ltd	Singapore
Microsoft Company, Limited	Japan
Microsoft UKP Limited	United Kingdom
Microsoft Regional Sales Corporation	Nevada, USA
Fidalgo Insurance Company	Vermont, USA
Microsoft Ireland Capital	Ireland
Microsoft Holdings V, Inc.	Nevada, USA
Microsoft Investments, Inc.	Nevada, USA
Microsoft PF Holdings, BV	Netherlands
Microsoft Puerto Rico, Inc.	Delaware, USA
Microsoft Asia Island Limited	Bermuda
Microsoft R-Holdings, Inc.	Nevada, USA
Microsoft Operations Puerto Rico, LLC	Puerto Rico
Microsoft Development Center Copenhagen ApS	Denmark
MACS Holdings, Limited	Bermuda
Microsoft Treasury Inc.	Nevada, USA